Exhibit 10.4

EXECUTION VERSION

SIDE LETTER AGREEMENT

November 2, 2026

Our Bond, Inc.

85 Broad Street

New York, New York 10004

Attention: Doron Kempel, Chief Executive Officer

Ascent Partners Fund LLC

19505 Biscayne Boulevard, Suite 2350

Aventura, Florida 33180

Attention: Mikhail Gurevich

Re: Series G Exchange Transactions

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into by Our Bond, Inc., a Nevada corporation (the “Company”), and Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent” or the “Holder”).

Reference is made to (i) the exchange agreement dated November 2, 2026 between the Company and Ascent (the “Ascent Exchange Agreement”), (ii) the Amended and Restated Certificate of Designations, Preferences and Rights (the “Series G Certificate”) of the series G convertible preferred stock of the Company, par value $0.01 per share (the “Series G Preferred Stock”), to be filed with the Secretary of State of the State of Nevada and become effective at Closing (as defined below) (the “Series G Certificate”), (iii) the agreement dated as of the date hereof by and among the Company, Ascent and the applicable Eastward Fund Management, LLC (“Eastward”) holder or holders concerning Eastward’s purchase right, interest forgiveness and related exchange arrangements (the “Eastward Agreement”), (iv) the leak-out agreement, dated as of the date hereof, by and among the Company and Ascent (the “Leak-Out Agreement”), and (v) that certain amendment to the existing securities purchase agreement, dated as of October 27, 2025, as amended to date (such agreement the “ELOC”), by and among the Company and Ascent (the “ELOC Amendment”). For this Letter Agreement, “Transaction Documents” means this Letter Agreement, the Ascent Exchange Agreement, the Series G Certificate, the Eastward Agreement, the Leak-Out Agreement and the ELOC Amendment. The “Closing” shall mean the release of all signatures by all parties to the Transaction Documents. Capitalized terms not defined herein have the meanings in the Ascent Exchange Agreement or Series G Certificate, as applicable.

In consideration of the mutual covenants contained herein and in the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Retirement of Existing Warrants.

At the Closing, each warrant to purchase capital stock of the Company held by Ascent (the “Existing Warrants”) shall be surrendered and cancelled without further payment (the “Warrant Cancellation”). Ascent represents that it is the current holder of record of the Existing Warrants and holds such Existing Warrants free of any liens. The Company shall promptly update its records and notify its transfer agent and any warrant agent of the Warrant Cancellation. The Company represents and warrants to Ascent that it shall cancel all other warrants to purchase capital stock of the Company held by other holders in accordance with and pursuant to the terms of such other warrants.

2. Demand Registration Rights.

(a) At any time after the date of this Letter Agreement, Ascent may demand the Company register the all shares of Common Stock issued or issuable upon conversion of its Series G Preferred Stock (the “Ascent Registrable Securities”) on Form S-1 or, when available, Form S-3, that are not covered at the time of such demand by an effective registration statement or if such shares may not otherwise at such time be sold under Rule 144 without volume or manner-of-sale limitations or a current-public-information requirement. This Letter Agreement constitutes a continuing demand effective at Closing. Ascent may identify additional Ascent Registrable Securities in a written demand notice (each such notice, a “Demand Notice”). Registration is not conditioned on exercise, expiration or settlement of any purchase right.

(b) The Company shall file a resale registration statement covering the Ascent Registrable Securities within ten (10) calendar days after Closing, on Form S-3 if then available and otherwise on Form S-1. When Form S-3 first becomes available, the Company shall within ten (10) calendar days file a Form S-3 or an appropriate amendment to use that form for the then-outstanding Ascent Registrable Securities, regardless of whether the Company has filed a Form S-1 to register such securities. For additional Ascent Registrable Securities identified in a later Demand Notice, the Company shall file the required registration statement or amendment to a registration statement within ten (10) calendar days after receipt of such Demand Notice, using Form S-3 if available and otherwise Form S-1. The Company shall maintain existing effective coverage until replacement coverage is effective and available, without a registration gap.

(c) The Company shall use commercially reasonable efforts to cause each registration statement to become effective as promptly as practicable and keep it effective and available for resale until the earlier of (i) the date all Ascent Registrable Securities covered thereby have been sold and (ii) the date all such Ascent Registrable Securities may be sold pursuant to Rule 144 without volume or manner-of-sale limitations or a current-public-information requirement. The Company shall bear all customary registration expenses, other than selling commissions and fees and expenses of counsel separately engaged by Ascent, and shall provide Ascent customary review, notice, indemnification and cooperation rights.

3. S-1 Advances.

(a) Advances. Following the filing by the Company of a registration statement on Form S-1 covering shares of Common Stock held by or issuable to Ascent (each, an “Applicable Registration Statement”), Ascent shall advance to the Company an aggregate principal amount of up to forty percent (40%) of the Registration Statement Value (each, an “Advance”).

“Registration Statement Value” means the product of (i) the number of shares of Common Stock registered for resale on behalf of Ascent pursuant to the Applicable Registration Statement and (ii) the lowest VWAP during the ten (10) Trading Days immediately preceding the filing date of the Applicable Registration Statement.

(b) Note. Each Advance shall be evidenced by a non-convertible promissory note in a form mutually agreed by the Company and Ascent (each, a “Note”). Each Note shall bear simple interest on its outstanding principal balance at a rate of ten percent (10%) per annum.

(c) Good Faith. The Company shall act in good faith in preparing, filing and pursuing effectiveness of each Applicable Registration Statement and shall not take any action principally designed to increase the amount of an Advance or prevent, delay or avoid repayment of a Note.

(d) Repayment from Next Capital Raise. Until each Note has been paid in full, the Company shall apply sixty percent (60%) of the cash proceeds received from the next issuance or sale of equity, equity-linked securities or indebtedness following the applicable Advance to the repayment of such Note. Any payment under this Section shall be applied first to accrued and unpaid interest and then to outstanding principal.

4. Mutual Release of Accrued Amounts.

(a) Effective only at Closing and upon the simultaneous effectiveness of Eastward’s interest forgiveness under the Eastward Agreement, Ascent irrevocably waives all accrued and unpaid dividends through the Closing Date on the Series C preferred stock of the Company (“Series C Preferred Stock”), Series D preferred stock of the Company (“Series D Preferred Stock”), and existing Series G Preferred Stock held by Ascent on Schedule A (the “Released Dividends”). The Released Dividends total $555,203.33 as of October 29, 2026, comprising of (i) $110,323.52 of unpaid dividends owed to Ascent pursuant to the Series C Preferred Stock, (ii) $353,538.90 of unpaid dividends owed to Ascent pursuant to the Series D Preferred Stock, and $91,340.91 of unpaid dividends owed to Ascent pursuant to the Series G Preferred Stock, subject to reconciliation of accruals and payments through Closing. No Released Dividends shall be capitalized into the new Series G Preferred Stock to be issued in connection with the Ascent Exchange Agreement or any other exchange agreement to be executed in tandem with the Ascent Exchange Agreement, and no Released Dividends will remain payable on the Series G Preferred Stock outstanding prior to the execution of the Transaction Document after Closing. The principal balance on the Series G Preferred Stock outstanding prior to the execution of the Transaction Documents shall remain outstanding after Closing, and, after the Closing, dividends shall accrue on all Series G Preferred Stock pursuant to the terms of the Series G Certificate.

(b) Ascent’s waiver set forth in section 3(a) above is conditioned upon the simultaneous waiver by Eastward of accrued and unpaid interest through Closing owed to Eastward pursuant to the terms of the Eastward Agreement in connection with the execution of the Transaction Documents at Closing. The Company shall deliver the executed Eastward Agreement and evidence of the concurrent effectiveness of the waiver set forth therein.

(c) Ascent’s waiver is limited to the Released Dividends. Ascent does not release principal, post-Closing dividends or any other claim or right.

(d) Effective only at Closing and to the fullest extent permitted by applicable law, in further consideration for the execution of the waiver in this Letter Agreement by the Holder and without limiting any rights or remedies the Holder may have, the Company, for itself and for its Subsidiaries, and each Subsidiary executing a the joinder hereto, each for itself, hereby releases each of the Holder and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) from any and all Claims that any of the Company or its Subsidiaries has or may have against any Releasee, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of the Company or any of its Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and any of the Company or any of its Subsidiaries. The Company, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially its willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this Letter Agreement, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise. As used in this paragraph, (i) “Claims” means all liabilities, rights, demands, covenants, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, actions and causes of actions, suits, disputes, judgments, damages, settlements, losses, debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, taxes, charges, interest, costs, fees and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble and (ii) “Related Party” means, with respect to any Person, any Affiliate of such Person or of another Related Party of such Person and such Person’s and such Affiliate’s predecessors, successors, assigns, managers, members, partners, directors, officers, staff members (including, without limitation, individuals with independent contractor or similar status), agents, attorneys-in-fact, trustees, fiduciaries, representatives and advisors.

(e) Each Releasee may enforce Section 4(d) as an express third-party beneficiary. Each Subsidiary releasing claims shall execute the attached joinder before Closing.

4. Escrow Closing and Disclosure.

(a) By 6:00 a.m., New York time, on Monday, November 2, 2026 (the “Disclosure Deadline”), the Company shall file on EDGAR a Current Report on Form 8-K disclosing all material terms of the transactions described in this Letter Agreement, with all material exhibits, and all other material nonpublic information concerning the Company or its Subsidiaries provided by or on behalf of the Company to Ascent or its representatives. Any accompanying press release shall be issued by the same deadline. The Company shall provide the public filing link and a certificate signed by its chief executive officer or chief financial officer confirming that no such information remains undisclosed (the “Disclosure Condition”). Ascent and its legal counsel shall receive the proposed filing of the Form 8-K including all material exhibits for reasonable review and comment.

(b) This Letter Agreement shall become effective upon the Closing and only if, concurrently with the Closing: (a) each Exchange Agreement has become effective and the exchanges contemplated thereby have been consummated; (b) the Series G Certificate has been duly filed and become effective; (c) all Existing Warrants have been surrendered and cancelled; (d) the releases and waivers in Section 3 have become effective simultaneously; and (e) the Company has delivered evidence reasonably satisfactory to the Ascent of the foregoing actions.

(c) Within one (1) Business Day after Closing, the Company shall obtain and deliver to Ascent a new reserve and instruction letter prepared by its transfer agent on its standard form, duly executed by the required parties. It shall reflect the current Series G Preferred Stock and reserves of Common Stock pursuant to the ELOC and the release or reallocation of shares of Common Stock underlying the cancelled Series C Preferred Stock, Series D Preferred Stock and warrant reserves. This deliverable does not postpone existing reserve, issuance or delivery obligations.

(f) The escrow, disclosure and termination provisions bind upon signing. They control inconsistent provisions of the Transaction Documents as applicable to Ascent’s exchange and this Letter Agreement. After the Disclosure Condition is satisfied, the Company shall not provide Ascent or its representatives additional material nonpublic information without prior written consent and agreed disclosure arrangements. Actual disclosure and applicable law govern trading; a contractual confidentiality release is not a substitute.

5. Representations and Authority.

Each party represents to the other parties that it has full power and authority to execute, deliver and perform this Letter Agreement, the execution and delivery of this Letter Agreement and the performance of its obligations hereunder have been duly authorized, and this Letter Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity.

6. Conflict; No Other Modification.

In the event of a conflict between this Letter Agreement and any other Transaction Document with respect to the subject matter hereof, this Letter Agreement shall control as among the parties hereto. Except as expressly set forth herein, this Letter Agreement does not amend, modify or waive any provision of any Transaction Document, each of which remains in full force and effect.

7. Successors and Assigns.

This Letter Agreement binds the parties and their respective successors and permitted assigns. Neither party may assign it without the other’s written consent, except that Ascent may assign registration rights to a permitted transferee of the Ascent Registrable Securities upon written notice and that transferee’s written agreement to be bound by the applicable provisions.

8. Amendments; Waivers.

Amendments and waivers require a writing signed by the Company and Ascent. No waiver of a breach waives any other or subsequent breach.

9. Notices.

All notices under this Letter Agreement shall be in writing and delivered in accordance with the notice provisions of the applicable Exchange Agreement, with copies to the other parties at the addresses above or such other address as designated by written notice.

10. Governing Law; Jurisdiction; Jury Trial.

This Letter Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts-of-law principles. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the City of New York, Borough of Manhattan, in any action arising out of or relating to this Letter Agreement and waives any objection based on venue or inconvenient forum. EACH PARTY KNOWINGLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

11. Entire Agreement; Counterparts; Electronic Signatures.

This Letter Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior discussions and understandings relating thereto. This Letter Agreement may be executed in counterparts. Electronic signatures, including signatures delivered through DocuSign or in PDF format, shall be effective as originals.

[Signature Pages Follow]

AGREED AND ACCEPTED:

OUR BOND, INC.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

ASCENT PARTNERS FUND LLC

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Person

SCHEDULE A

ASCENT DIVIDENDS WAIVED

Holder	Preferred stock	C dividends	D dividends	G dividends
Ascent Partners Fund LLC	Series C Preferred Stock, Series D Preferred Stock and existing Series G Preferred Stock	$110,323.52	$353,538.90	$91,340.91